Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

SKY QUARRY INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees To Be Paid	Equity	Common stock, $0.0001 par value per share	Rule 457(c) and 457(h)	4,000,000(1)	$0.343(2)	$1,372,000	0.0001381	$189.48

	Total Offering Amount					$1,372,000		$189.48
	Total Fee Offsets							$0.00
	Net Fee Due							$189.48

(1)This Registration Statement covers: (i) 4,000,000 shares of common stock, par value $.0001 per share (“Common Stock”) of Sky Quarry Inc. (the “Registrant”) to be registered under the Sky Quarry Inc. 2020 Stock Plan (the “Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock which become issuable under the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on November 17, 2025.